December 15, 1994




Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549


Re:     CARLYLE REAL ESTATE LIMITED PARTNERSHIP - XV
        Commission File No. 0-16111
        Form 8-K

Gentlemen:

Transmitted, for the above-captioned registrant, is the electronically filed executed copy of registrant's current report on Form 8K dated December 15, 1994.

Thank you.

Very truly yours,

CARLYLE REAL ESTATE LIMITED PARTNERSHIP - XV

BY:     JMB Realty Corporation
        (Corporate General Partner)




        By: C. SCOTT NELSON
            ________________________________
            C. Scott Nelson, Vice President
            Director of Partnership
            Financial Reporting



CSN:sf

Enclosures



                  SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549




                               FORM 8-K



                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934



 Date of Report (Date of earliest event reported):  November 15, 1994




             CARLYLE REAL ESTATE LIMITED PARTNERSHIP - XV
        ------------------------------------------------------
        (Exact name of registrant as specified in its charter)




     Illinois                   0-16111                 36-3314827
-------------------         --------------         --------------------
(State or other)              (Commission          (IRS Employer
 Jurisdiction of             File Number)           Identification No.)
 Organization



         900 N. Michigan Avenue, Chicago, Illinois  60611-1575
         -----------------------------------------------------
                (Address of principal executive office)




  Registrant's telephone number, including area code:  (312) 915-1987
  -------------------------------------------------------------------


                       125 BROAD STREET BUILDING

                          New York, New York
                    -------------------------------


ITEM 5. OTHER EVENTS. On November 15, 1994, effective as of October 15, 1994 JMB/125 Broad Building Associates, L.P. ("JMB/125"), an Illinois limited partnership, made an agreement with its joint venture partners (the "O&Y partners") in the 125 Broad Street Company ("125 Broad") to settle their dispute regarding 125 Broad and its property. Pursuant to the agreement, JMB/125 assigned its approximate 48.25% interest in 125 Broad, which owns the 125 Broad Street Building and a leasehold interest in the underlying land located in New York, New York, to O&Y Plaza Corp. and released the O&Y partners from any claims of JMB/125 related to 125 Broad. Carlyle Real Estate Limited Partnership-XV (the "Partnership") owns, indirectly through Carlyle-XV Associates, L.P., an approximate 60% limited partnership interest in JMB/125. Carlyle Real Estate Limited Partnership-XVI, an affiliate of the Partnership, owns, indirectly through another limited partnership, substantially all of the
remaining interest in JMB/125.   O&Y Plaza Corp. is an affiliate of Olympia &
York Developments, Ltd. ("O&Y") and the O&Y partners. The 125 Broad Street Building consists of approximately 1,336,000 square feet. The occupancy at the date of assignment was 66%.

     In return, JMB/125 received an unsecured promissory note in the principal amount of $5 million bearing simple interest at 4.5% per annum with all principal and accrued interest due at maturity in October 1999, subject to mandatory prepayments of principal and interest or acceleration of the maturity date under certain circumstances. In addition, JMB/125 received a release from any claims of certain O&Y affiliates and will generally be indemnified against any liability as a general partner of 125 Broad. JMB/125 was also relieved of any obligation to contribute cash to 125 Broad in the amount of its deficit capital account balance. Affiliates of O&Y subsequently filed a pre-arranged bankruptcy plan for reorganization of 125 Broad under Chapter 11 of the Bankruptcy Code in order to facilitate 125 Broad's transfer of the office building to the mortgage lender in satisfaction of the mortgage debt and other claims. As a result, the transactions between JMB/125 and O&Y Plaza Corp. and the O&Y partners could be subject to challenge by certain creditors resulting in changes in or recission of the transactions.

     As a result of the assignment of its interest, and assuming that there is no subsequent modification or rescission thereof, JMB/125 no longer has an ownership interest in the office building, which will result in net gain for financial reporting and Federal income tax purposes to JMB/125 (and through JMB/125 and the Partnership, to the Limited Partners of the Partnership) with no distributable proceeds. Collection of principal and interest, if any, would result in additional gain for financial reporting and Federal income tax purposes. Such collections would constitute distributable proceeds upon receipt.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.
        (a) Financial Statements.  Not applicable.
        (b) Proforma financial information - Not applicable.
        (c) Exhibits
            1. Letter Agreement consummating assignment from JMB/125 to O&Y Plaza Corp. dated November 15, 1994.
            2. Promissory Note dated October 31, 1994 made by O&Y Equity Company, L.P. ("Equity") and O&Y (U.S.) Development Company, L.P. ("Devco") to JMB/125 Broad Building Associates, L.P. ("JMB") in the principal amount of $5,000,000.
            3.  Release and Indemnity dated October 31, 1994 from Equity and
Devco.
            4.  Assignment of Partnership Interest from JMB to O&Y Plaza
Corp. dated October 31, 1994.
            5. Release of Equity, Devco, 125 Broad Street Company and O&Y Management Corp. by JMB, JMB/125 Broad Building Associates and JMB Realty Corporation dated October 31, 1994.

                              SIGNATURES


        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                           CARLYLE REAL ESTATE LIMITED PARTNERSHIP - XV

                           BY:   JMB Realty Corporation
                                 (Corporate General Partner)



                                 By:  C. SCOTT NELSON
                                      ________________________________
                                      C. Scott Nelson, Vice President
                                      Director of Partnership
                                      Financial Reporting













Dated:  December 15, 1994

                KAYE, SCHOLER, FIERMAN, HAYS & HANDLER
                            425 PARK AVENUE
                       NEW YORK, N.Y. 10022-3598
                                  ---
                            (212) 836-8000


                           November 15, 1994

Writer's direct dial number

(212) 836-8596


VIA FEDERAL EXPRESS AND FAX
---------------------------

Mr. Stuart Nathan
JMB Realty Corporation
900 North Michigan Avenue, Suite 1900
Chicago, IL  60611

Re:   125 Broad Street Company
      ------------------------

Dear Stuart:

      Enclosed are executed originals of the following documents:

      (a) Promissory Note (one original) dated October 31, 1994 made by O&Y Equity Company, L.P. ("Equity") and O&Y (U.S.)
Development Company, L.P. ("Devco") to JMB/125 Broad Building
Associates, L.P. ("JMB") in the principal amount of $5,000,000; and

      (b) Release and Indemnity (two originals) dated October 31, 1994 from Equity and Devco.

      I am concurrently delivering to O&Y the executed originals of the following documents, which are also dated October 31, 1994, and copies of which are enclosed for your files:

      (i) Assignment of Partnership Interest from JMB to O&Y Plaza Corp. ("O&Y"); and

      (ii) Release from JMB, JMB/125 Broad Building Associates and JMB Realty Corporation.

                KAYE, SCHOLER, FIERMAN, HAYS & HANDLER


Mr. Stuart Nathan                  2                  November 15, 1994


      Accordingly, the transfer of JMB's interest in 125 Broad
Street Company to O&Y has been consummated.

                                            Sincerely,

                                            BARRY P. MARCUS
                                            --------------------
                                            Barry P. Marcus

Enclosure:

cc:   Corinne Ball, Esq.
      Richard Beltram
      Lee Ann Duffy, Esq.
      David King
      Paul Leake, Esq.
      Leo J. Pircher, Esq.
      Jeffrey Rosenthal
      Andrew P. Siedman, Esq.
      Joel Simon
      Lary S. Wolf, Esq.
      Scott Zucker, Esq.

                            PROMISSORY NOTE
                            ---------------

$5,000,000                                  New York, New York
                                            October 31, 1994

      FOR VALUE RECEIVED 0&Y Equity Company, L.P. and O&Y (U.S.) Development Company, L.P., each a Delaware limited partnership (individually and together hereinafter called "Maker"), hereby promise to pay to the order of JMB/125 Broad Building Associates, L.P., an Illinois limited partnership (hereinafter called "Payee"), at 900 North Michigan Avenue, Chicago, Illinois 60611, or at such other place as Payee or any holder of this Note may from time to time designate, the principal sum of Five Million Dollars ($5,000,000), together with interest at the Interest Rate (as hereinafter defined), in lawful money of the United States, on the Maturity Date (as hereinafter defined). Interest shall be computed on the basis of a 365-day or 366-day year, as the case may be.

      The following capitalized terms are defined as follows for purposes of this Note:

      "Interest Rate" shall mean 4.5% per annum simple interest; provided however, that if O&Y Equity Company, L.P. ("Equityco") executes and delivers to Canadian Imperial Bank of Commerce ("CIBC") a promissory note (which note, as it may be amended from time to time, and/or any separate standstill, forbearance or similar agreement (a "Standstill Agreement") relating thereto, is herein referred to as the "CIBC Note") in settlement of Equityco's obligations to CIBC under two Guarantee Agreements dated as of June 25, 1987 given by Equityco to CIBC in connection with the mortgage loan made by CIBC to 125 Broad Street Company, then the "Interest Rate" shall thereafter be equal to the greater of 4.5% per annum simple interest or the interest rate under the CIBC Note.

      "Maturity Date" shall mean October 31, 1999; provided, however, that if the CIBC Note is executed and delivered, then the "Maturity Date" shall be the earlier of (i) maturity date under the CIBC Note or (ii) December 31, 1999.

      Maker may, at its option, at any time and from time to time, prepay all or any part of (i) the interest accrued and unpaid under this Note ("Unpaid Interest"), or (ii) the unpaid principal balance of this Note ("Unpaid Interest"), together with all Unpaid Interest accrued thereon. Each such partial prepayment shall be applied first to Unpaid Interest and then to Unpaid Principal. If the CIBC
Note is executed and delivered, then Maker shall make a mandatory prepayment (a "Required Prepayment") on account of Unpaid Interest and/or Unpaid Principal on each date on which a payment of interest and/or principal is paid under the CIBC Note (a "CIBC Payment"), which Required Prepayment shall consist of and be in an amount equal to the sum of (i) the Unpaid Interest multiplied by a percentage that is equal to the percentage that such CIBC Payment of accrued and unpaid interest constitutes of the total accrued and unpaid interest on the CIBC Note on each such date plus (ii) the Unpaid Principal multiplied by a percentage that is equal to the percentage that such CIBC Payment of principal constitutes of the total outstanding principal of the CIBC Note on each such date.
For purposes of the foregoing, a CIBC Payment shall be deemed to have been made at the time it was to have been due and payable if the holder of the CIBC Note agrees (other that in a Standstill Agreement Delivered at the time the CIBC Note is first delivered) to a deferral of such CIBC Payment (a "CIBC Deferral"), unless Maker gives to Payee, on or before such date, consideration equivalent and proportionate to the consideration (if any) given to the holder of the CIBC Note (the "CIBC Consideration") to obtain such deferral (it being understood that such consideration to be given to Payee shall be in an amount that bears the same proportion to the deferred Required Prepayment as the CIBC Consideration bears to the deferred CIBC Payment).

      Maker shall deliver to Payee (i) copies of all financial statements and other informational materials that Maker delivers to the holder of the CIBC Note pursuant thereto, at the same times as such deliveries are made to such holder, and (ii) copies of the CIBC Note (and any amendments thereto and any separate Standstill Agreement relating thereto) and notice of any CIBC Deferral promptly after delivery of any thereof.

      If the CIBC Note is not executed and delivered, then for purposes hereof, all references herein to the CIBC Note shall refer instead to the note first executed and delivered after the date hereof by Maker, or either of the parties comprising Maker, to a commercial bank (or, at Payee's option, another entity that is not an "Affiliate" of Maker (as such quoted term is defined in the Draft Plan hereinafter referred to)), to evidence an unsecured recourse claim (including deficiency claim that is subsequently liquidated as unsecured) against such party that arose from an extension of credit or other loan accommodation (as such note may be amended from time to time, together with any separate Standstill Agreement relating thereto).

      By its acceptance of this Note, Payee agrees that it will not oppose, directly or indirectly, a plan of reorganization of Maker (or either party comprising Maker) under Chapter 11 of the Bankruptcy Code (as defined in the Draft Plan) which provides that the reorganized debtor to its successor will emerge from Chapter 11 with (i) the obligation to pay the Debt in full over a term and in a manner that is at least as favorable to Payee as the terms hereof, and (ii) Maker's obligations under the release and Indemnity dated this date from Maker to Payee.






                                   2

      Payee may, at its option, declare the entire Unpaid Principal and all Unpaid Interest (the "Debt") to be immediately due and payable upon (i) the commencement by Maker of a case under the Bankruptcy Code, or under any other applicable federal or state bankruptcy law or other similar law (which, is in the case of an involuntary proceeding, is not contested or is not set aside within 120 days); (ii) the appointment of a trustee or receiver of all or a substantial part of the property then owned by Maker; (iii) an assignment for the benefit of creditors by Maker; or (iv) the failure by Maker to make any Required Prepayment within ten business days after the due date therefor.

      After maturity (by acceleration or otherwise), and both before and after judgment, the unpaid principal balance of this Note, and interest accrued thereon, shall bear interest at an annual rate equal to (i) the greater of 7.5% or the "Default Rate" under the CIBC Note (if entered into), or (ii) the maximum rate permitted by law, whichever is less. Such interest shall be computed on the basis of a 365-day or 366-day year, as the case may be.

      No remedy of Payee if exclusive of any other remedy provided herein or at law, and all remedies available to Payee shall be cumulative.

      Maker hereby waives diligence, demand, presentment, protest and notice of any kind, and assents to extensions of the time of payment, releases, or forbearance or other indulgence, without notice.

      This Note may note be changed, modified or terminated orally, but only by an agreement in writing signed by the party to be charged.

      The obligations of the parties constituting Maker hereunder shall be joint and several.

      Maker represents and warrants to Payee that the CIBC Note referred to herein is the same as the "Equityco Note" referred to in the draft Plan of Reorganization for 125 Broad Street Company, a copy of which has been delivered to Payee (the "Draft Plan").













                                   3

           IN WITNESS WHEREOF, Maker has executed this Note as of the date first above written.

                      O&Y EQUITY COMPANY, L.P.

                      By:  O&Y Equity General Partner Corp.,
                           General Partner


                           By:   JOEL M. SIMON
                                 --------------------
                                 Name:Joel M. Simon
                                 Title:Executive Vice President

                      O&Y (U.S.) DEVELOPMENT COMPANY, L.P.

                      By:  O&Y (U.S.) Development General
                           Partner Corp., General Partner



                           By:   JOEL M. SIMON
                                 --------------------
                                 Name:Joel M. Simon
                                 Title:Executive Vice President




























                                   4

                         RELEASE AND INDEMNITY
                         ---------------------

      O&Y Equity Company and O&Y (U.S.) Development Company, L.P., each a Delaware limited partnership (individually and together
"O&Y"), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, jointly and severally agree as follows:

      1. O&Y does hereby release and discharge JMB/125 Broad Building Associates, L.P. ("JMB"), an Illinois partnership, JMB/125 Broad Building Associates, and Illinois general partnership ("JMB/125") and their respective successors, those persons, corporations, partnerships or other entities that are former or present partners in JMB, JMB/125 or such successors, all direct and indirect owners or partners of such partners, JMB Realty Corporation, an Illinois corporation ("JMB Corp."), and its successors and direct and indirect owners, and all officers, directors, attorneys and other agents of any of the foregoing (collectively, "Releasees"), from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, controversies, variances, trespasses, damages judgments, executions, claims and demands whatsoever in law or equity against Releasees, or any of them, which O&Y ever had, now has or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever arising out of or relating to any matter, fact or thing, existing from the beginning of the world to the date hereof, arising out of or in any way relating to 125 Broad Street Company, a New York limited partnership ("125 Broad Co.") or the assets or liabilities thereof or JMB's or JMB/125's former interest therein, including without limitation, matters arising out of or in any way relating to (i) the Second Amended and Restated Agreement of Limited Partnership of 125 Broad Co. dated December 31, 1985, as amended (the "Partnership Agreement"), or
(ii) the Basic Agreement (as such term is defined in the Partnership Agreement); except that nothing herein shall release JMB from its obligations under that certain Assignment of Partnership Interest dated this date (the "Assignment") from JMB to O&Y Plaza Corp.

      2. O&Y hereby agrees to indemnify, defend and hold harmless Releasees from and against all liabilities and obligations of 125 Broad Street Company, a New York limited partnership (the "Partnership"), whether arising before or after the delivery of the Assignment, except liabilities and obligations existing as a result of any inaccuracies in JMB's representations and warranties in the Assignment.

      3. O&Y Equity Company, L.P. ("Equity") hereby represents and warrants to JMB that the Plan of Reorganization and Disclosure Statement that will first be proposed by Equity and the Partnership in the contemplated commencement by the Partnership of a case under Chapter 11 of the United States Bankruptcy Code will be the same in all respects materially affecting JMB as the drafts of such Plan of Reorganization and Disclosure Statement most recently delivered to JMB or its counsel prior to the delivery of the Assignment; provided, however, that if such proposed Plan of Reorganization or Disclosure Statement is not approved, confirmed and consummated, neither O&Y nor the Partnership shall have any liability or obligation to JMB as a result thereof or in connection with the proposal by O&Y, the Partnership or any other person or entity, and/or the approval, confirmation and consummation, of a different Plan of Reorganization and/or Disclosure Statement.

      4. If any provision of this Release and Indemnity or the application thereof to any circumstance shall be invalid or unenforceable to any extent, the remaining provisions hereof shall not be affected thereby and shall remain valid and enforceable to the fullest extent permitted by law.

      IN WITNESS WHEREOF, O&Y has caused this Release and Indemnity to be duly executed October 31, 1994.

                           O&Y EQUITY COMPANY, L.P.

                           By:   O&Y Equity General Partner Corp.,
                                 General Partner


                                 By: JOEL M. SIMON
                                     ----------------------
                                     Name:   Joel M. Simon
                                     Title:  Executive Vice President


                           O&Y (U.S.) DEVELOPMENT COMPANY, L.P.

                           By:   O&Y (U.S.) Development General
                                  Partner Corp., General Partner

                                 By:  JOEL M SIMON
                                      ---------------------
                                      Name:   Joel M. Simon
                                      Title:  Executive Vice President

                  ASSIGNMENT OF PARTNERSHIP INTEREST
                  ----------------------------------

      THIS ASSIGNMENT OF PARTNERSHIP INTEREST is made as of October 31, 1994, by JMB/125 BROAD BUILDING ASSOCIATES, L.P. an Illinois limited partnership, having an office at 900 North Michigan Avenue, Chicago, Illinois 60611 ("Assignor"), to O&Y PLAZA CORP., a Delaware corporation, having an office at 237 Park Avenue, New York, NY 10017 ("Assignee").

                           WITNESSETH, THAT:

      For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Assignor, Assignor hereby unconditionally assigns, transfers and sets over to claims against that certain New York limited partnership (the "Partnership") known as 125 Broad Street Company, including, without limitation, Assignor's 48.2467039% interest as a general partner in the Partnership and Assignor's 48.2467039% interest in the profits, losses, gains, deduction, credits and distributions of the Partnership (all of the foregoing being collectively referred to herein as the "Partnership Interest").

      Assignor hereby withdraws as a partner in the Partnership.

      Assignor hereby represents and warrants to Assignee that: (i) Assignor has the requisite power and authority to execute and deliver this Assignment and has obtained all consents and permissions required for such execution and delivery; (ii) this Assignment has been duly and validly authorized, executed and delivered by Assignor and is binding upon and enforceable against Assignor; and (iii) Assignor is conveying to Assignee hereunder good title to, and the entire right, title and interest in, the Partnership Interest, free and clear of any liens, encumbrances, claims, liabilities, rights, demands, exceptions, agreements, covenants and restrictions of any kind or character, including but not limited to, any security interests or any restriction on sale or assignment, or any option, right or agreement for the purchase or acquisition of the same or of any interest in the same, except as expressly set forth in the partnership agreement of the Partnership (including, but not limited to, the security interest therein set forth) and except for any liability that all general partners in the Partnership have by virtue of their status as general partners.

      At Assignee's request, Assignor shall execute, acknowledge and deliver such documents and instruments, and take such other actions, as may be necessary or reasonably required to fully effectuate and confirm the transfer and assignment of the Partnership Interest and Assignor's withdrawal as a partner in the Partnership as contemplated hereby; provided Assignor does not thereby incur any new obligation or liability.

      This Amendment shall be binding upon Assignor and its successors and assigns and shall inure to the benefit of Assignee and its successors and assigns.

      IN WITNESS WHEREOF, Assignor has executed this Assignment as of the date first above written.

                           JMB/125 BROAD BUILDING ASSOCIATES, L.P.

                           By:   Carlyle Advisors, Inc.
                                 General Partner


                                      By:  STUART NATHAN
                                           ---------------------------
                                           President

                                RELEASE

      JMB/125 Broad Building Associates, L.P., an Illinois limited partnership ("JMB LP"), JMB/125 Broad Building Associates, an Illinois General partnership ("JMB/125"), and JMB Realty Corporation, an Illinois corporation, on behalf of itself and its wholly-owned subsidiaries ("JMB") (JMB LP, JMB/125 and JMB, collectively and individually, "Releasor"), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,

Now DO HEREBY RELEASE AND DISCHARGE:

O&Y Equity Company, L.P., a Delaware limited partnership ("Equityco"), O&Y (U.S.) Development Company, L.P., a Delaware limited partnership ("Devco"), 125 Broad Street Company, a New York limited partnership ("125 Broad Co."), those persons, corporations, partnerships or other entities that are former or present partners in Equityco, Devco or 125 Broad Co., all direct and indirect owners or partners of such partners, and O&Y Management Corp., a New York corporation (collectively, "Releasees"), in addition to the officers, directors, and successors in interest of Releasees, or any of them, from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, controversies, variances, trespasses, damages, judgments, executions, claims and demands whatsoever in law or equity against Releasees, or any of them, which Releasor ever had, now has or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever, existing from the beginning of the world to the date hereof, arising out of or in any way relating to 125 Broad Co. or the assets or liabilities thereof or Releasor's interest or former interest therein, including without limitation, matters arising out of or in any way relating to (i) the Second Amended and Restated Agreement of Limited Partnership of 125 Broad Co. dated December 31, 1985, as amended (the "Partnership Agreement"), or (ii) the Basic Agreement, the Management Agreement, the Development Guaranty or the Takeover Agreement Assignment (as such terms are defined in the Partnership Agreement); except that nothing herein shall release Equityco or Devco from their obligations under (i) that certain Promissory Note dated this date made by Equityco and Devco to JMB LP in the principal amount of $5,000,000 or (ii) that certain Release and Indemnity dated this date given by Equityco and Devco to JMB LP.

           IN WITNESS WHEREOF, Releasor has caused this Release to be duly executed October 31, 1994.


                 JMB/125 Broad Building Associates, L.P.

                      By:  Carlyle Advisors, Inc.,
                           General Partner



                           By:   STUART NATHAN
                                 -------------------------------
                                 Name:      Stuart Nathan
                                 Title:     President


                 JMB/125 Broad Building Associates

                           By:   Carlyle Real Estate
                                  Limited Partnership - XV,
                                 General Partner



                           By:   JMB REALTY CORPORATION
                                 General Partner



                                 By:  STUART NATHAN
                                      --------------------------
                                      Name:  Stuart Nathan
                                      Title: Executive Vice President


                 JMB Realty Corporation



                 By:  STUART NATHAN
                      -----------------------------
                      Name: Stuart Nathan
                      Title:Executive Vice President